EXHIBIT 99

                   PRESS RELEASE OF FIDELITY BANKSHARES, INC.

Fidelity Bankshares, Inc.
205 Datura Street
West Palm Beach, Florida 33401
(561) 803-9900

             Fidelity Bankshares, Inc. Announces Quarterly Dividend

     West Palm Beach, FL, January 9, 2006 -- Fidelity Bankshares,  Inc. (Nasdaq:
FFFL), the holding company for Fidelity Federal Bank & Trust, announced today that the company's board of directors approved the payment of a quarterly cash dividend of $0.08 per share on the company's common stock to its stockholders. The dividend will be paid to stockholders of record on January 19, 2006 and will be distributed on January 27, 2006.

     At Sept. 30, 2005, Fidelity Bankshares, Inc., through its subsidiary Fidelity Federal Bank & Trust, had assets of $3.94 billion and deposits of $3.32 billion and operates in Florida through 48 offices in Palm Beach, Martin and St. Lucie counties.

     An   investment   profile   on   Fidelity   Bankshares   may  be  found  on
http://www.hawkassociates.com/fffl/profile.htm.
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     For more  information,  contact  Chairman and CEO Vince A. Elhilow or Chief
Financial Officer Richard D. Aldred at (561) 803-9900, or Frank Hawkins or Julie
Marshall,    Hawk    Associates,    Inc.,    at    (305)    451-1888,    e-mail:
info@hawkassociates.com. Information about Fidelity Bankshares, Inc. can be found on http://www.fidelityfederal.com. Fidelity Bankshares press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found on http://www.hawkassociates.com.


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